UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 9, 2007

AVIZA TECHNOLOGY, INC.

(Exact name of registrant as specified in charter)

Delaware	000-51642	20-1979646
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

440 Kings Village Road, Scotts Valley, CA 95066
(Address of principal executive offices) (Zip Code)

831-438-2100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

The Company has entered into a Purchase Agreement and Joint and Mutual Escrow Instructions, dated as of July 9, 2007 (the “Purchase Agreement”) with respect to the property located at 440 Kings Village Road, Scotts Valley, California that houses the Company’s headquarters and batch systems manufacturing facilities (the “Property”) with Morley Bros., LLC (“Morley”).  The stated purchase price in the Purchase Agreement is sixteen million dollars ($16,000,000).

There are conditions to Morley’s obligation to close the transactions contemplated by the Purchase Agreement, including: (i) Morley’s satisfaction during its ninety-day diligence period (“Diligence Period”) with its inspection of the Property, based on the condition of the Property and the feasibility of using the Property for residential development, including Morley’s ability to comply with applicable laws and regulations; (ii) Morley’s review and approval of the title to the Property and any existing surveys of the Property during the Diligence Period; (iii) Morley’s review and approval of property condition documents, permits, entitlements, related agreements, and contracts during the Diligence Period; and (iv) the commitment of the title company to issue the title policy. During the Diligence Period, the Company and Morley will negotiate a temporary lease that allows the Company up to eighteen (18) months to relocate to a new operating facility.  The closing of the transactions contemplated by the Purchase Agreement will occur, if at all, (i) eight (8) months following the date of execution of the Purchase Agreement or (ii) on such date as is otherwise mutually agreed to by the Company and Morley in writing.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number

10.1	Purchase Agreement and Joint and Mutual Escrow Instructions, dated as of July 9, 2007, between Aviza Technology, Inc., and Morley Bros., LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 13, 2007
AVIZA TECHNOLOGY, INC.

	By:	/s/ Patrick C. O’Connor
Patrick C. O’Connor
Executive Vice President and Chief Financial Officer

Form 8-K re Morley Bros. Purchase Agreement

EXHIBIT INDEX

Exhibit Number

10.1	Purchase Agreement and Joint and Mutual Escrow Instructions, dated as of July 9, 2007, between Aviza Technology, Inc., and Morley Bros., LLC.